Exhibit 99.1

FOR IMMEDIATE RELEASE
INTER PARFUMS, INC. REPORTS 2003 FOURTH QUARTER AND ANNUAL SALES
AND INCREASES 2004 SALES AND EARNINGS GUIDANCE

New York, New York, January 14, 2004: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that 2003 fourth quarter net sales were better than expected, coming in at $49.4 million, raising net sales for the year as a whole to approximately $185.6 million.  This represents a 33% and 42% increase over the $37.1 million and $130.4 million reported for the respective periods of 2002.  At comparable foreign currency exchange rates, net sales for the fourth quarter and year were up 24% and 31%, respectively.  In early December, the Company's 2003 estimate for net sales was $182 million.

In addition, Inter Parfums has increased its 2004 sales guidance to $217 million and its 2004 net income forecast to $15.8 million.  In December 2003, the Company had indicated that 2004 net sales and net income should approximate $206 million and $15 million, respectively.  The 2004 guidance assumes the dollar remains at current levels and excludes any contribution from the pending acquisition of a majority stake in Nickel S.A.  In connection with its guidance for 2004, management indicated that it is looking for first quarter net sales of approximately $53 million, up 41% from the $37.6 million in last year's first quarter.  This should result in net income of approximately $3.5 million, 40% ahead of the $2.5 million reported in the first quarter of 2003.

Jean Madar, Chairman and CEO of Inter Parfums stated, "In 2003, Burberry fragrance sales grew over 60% boosted by the continued success of the Burberry London, Burberry Weekend and Burberry Touch lines and the fall 2003 launch of the Burberry Brit for women collection. Also in 2003, Paul Smith perfume sales returned to growth, recovering to the level of 2001, reflecting the success of the Paul Smith Extreme line, especially in the UK and Japan."

Discussing 2004 activities, he went on to say, "Year 2004 will be marked by the continued rollout of the Burberry Brit women's line in Asia, South America and the Middle East and the proposed launch in the fall of the Burberry Brit for men line in select markets.  We likewise have high expectations for the new projects unfolding in 2004 under our S.T. Dupont, Paul Smith and Christian Lacroix brands.  In addition, we have made strategic hires for our Diane von Furstenberg Beauty line, with the goal of growing sales domestically and expanding distribution beyond North America.  Finally, the proposed acquisition of a majority stake in Nickel, which specializes in skincare products and spa services for men, represents a major strategic growth opportunity.  This acquisition should close in the 2004 first quarter."

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation, as well as the completion and closing of the proposed Nickel agreement.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, and Diane von Furstenberg.  It is also a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 100 countries worldwide.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO 212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Sarah Torres (212) 836-9611/storres@equityny.com www.theequitygroup.com